Exhibit 99.1

Unless otherwise indicated or the context otherwise requires, in this communication, we use the terms “we,” “us,” “our,” “Endurance” and the “Company” to refer to Endurance International Group Holdings, Inc. and its subsidiaries and the term “Constant Contact” to refer to Constant Contact, Inc. and its wholly owned subsidiaries. You should not assume that the information set forth below is accurate as of any date other than August 12, 2016.

Cautionary Statement Concerning Forward-Looking Information

This communication includes “forward-looking statements” that involve risks and uncertainties within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical fact, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “expect”, “intend”, “may”, “to be” and similar expressions or variations are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These statements are based on the beliefs and assumptions of our management based on information currently available to management. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or the timing of certain events could differ materially from the plans, intentions and expectations disclosed in the forward- looking statements we make as a result of a number of important factors. These important factors include the factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, or our Form 10-K, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Furthermore, such forward-looking statements speak only as of the date of this communication.

Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, and we expressly disclaim any obligation to update or revise any forward- looking statements, whether as a result of any new information, events, circumstances or otherwise.

Shareholder Litigation

In August 2016, we, our chief executive officer and our former chief financial officer entered into an agreement with the plaintiff in the civil action filed on May 4, 2015 in the United States District Court for the District of Massachusetts, Machado v. Endurance International Group Holdings, Inc., et al., Civil Action No. 1:15-cv-11775-GAO, and another potential claimant who asserts that he purchased common stock in our initial public offering. Under this agreement, we and the individual defendants agreed to toll, as of July 1, 2016, the statutes of limitation and repose for all claims under the Securities Act that the plaintiff and claimant might bring, individually or in a representative capacity, arising from alleged actions or omissions between September 9, 2013 and February 29, 2016. We and the individual defendants intend to deny any liability or wrongdoing and to vigorously defend all claims asserted or that may be asserted. We cannot, however, make any assurances as to the outcome of the current proceeding or any additional claims if they are brought.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Endurance and Constant Contact, and has been prepared to give effect to the acquisition of Constant Contact by Endurance (the “Acquisition”) and entry into a $735 million first lien incremental term loan facility (the “Incremental First Lien Term Loan Facility”), a $165 million revolving credit facility (the “Revolving Credit Facility”) (which replaced our existing $125 million senior secured revolving credit facility), and the issuance of $350 million aggregate principal amount of 10.875% Senior Notes due 2024 (the “notes” and together with the Acquisition, the Incremental First Lien Term Loan Facility and the Revolving Credit Facility, the “Transactions”). The unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2015 and the six months ended June 30, 2015 and 2016 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to statement of operations information, expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information is unaudited and is presented for illustrative purposes only. This financial information (including the pro forma adjustments) is preliminary and based upon available information and various adjustments and assumptions set forth in the accompanying notes, and is not necessarily an indication of the consolidated financial position or results of operations of Endurance that would have been achieved had the Transactions been completed as of the dates indicated or that may be achieved in the future.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Endurance. These accounting policies are similar in most material respects to those of Constant Contact before the consummation of the Acquisition, except for the accounting for amortization of intangible assets. The unaudited pro forma condensed combined financial information reflects the amortization of intangible assets as a cost of revenue, which is consistent with our historical accounting policy for this item. The unaudited pro forma condensed combined statements of operations do not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions, as well as the audited consolidated financial statements and accompanying notes of Endurance for the year ended December 31, 2015 from our Form 10-K; the audited consolidated financial statements and accompanying notes of Constant Contact for the year ended December 31, 2015 from our Current Report on Form 8-K/A filed with the SEC on March 31, 2016 (as amended by the 8-K/A filed with the SEC on May 13, 2016); the unaudited consolidated financial statements and accompanying notes of Endurance for the six months ended June 30, 2015 and 2016 from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 8, 2016 and the unaudited condensed consolidated financial statements and accompanying notes of Constant Contact for the six months ended June 30, 2015 from Constant Contact’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 filed with the SEC on July 29, 2015.

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2016

(in thousands)

	Historical
	Endurance	Constant Contact*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$527,826	$41,088	$(395)	(C)	$568,519
Cost of revenue	289,553	11,639	7,865	(B)(C)	309,057

Gross profit	238,273	29,449	(8,260)		259,462
Operating expense:
Sales and marketing	159,603	16,433	(394)	(B)(C)	175,642
Engineering and development	43,942	7,026	(680)	(D)	50,288
General and administrative	75,109	2,757	—		77,866
Transaction costs	32,098	17,281	(48,401)	(E)	978

Total operating expense	310,752	43,497	(49,475)		304,774

Loss from operations	(72,479)	(14,048)	41,215		(45,312)

Other income (expense):
Interest income	276	—	—		276
Interest expense	(71,365)	—	(11,355)	(A)	(82,720)
Other income (expense), net	11,410	(13)	—		11,397

Total other expense, net	(59,679)	(13)	(11,355)		(71,047)

Loss before income taxes and equity earnings of unconsolidated entities	(132,158)	(14,061)	29,860		(116,359)
Income tax benefit	(113,833)	(6,023)	8,062	(G)	(111,794)

Income (loss) before equity earnings of unconsolidated entities	(18,325)	(8,038)	21,798		(4,565)
Equity loss of unconsolidated entities, net of tax	1,024	—	—		1,024

Net income (loss)	(19,349)	(8,038)	21,798		(5,589)
Net loss attributable to non-controlling interest	(13,120)	—	—		(13,120)

Net income (loss) attributable to Endurance International Group Holdings, Inc.	$(6,229)	$(8,038)	$21,798		$7,531

*	Historical consolidated financial information of Constant Contact presented for the period from January 1, 2016 through the acquisition date, February 9, 2016.

Endurance International Group, Inc. and Constant Contact, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended June 30, 2015

(in thousands)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments		Pro Forma Combined
Revenue	$359,749	$181,948	$(1,561)	(C)	$540,136
Cost of revenue	205,911	48,893	35,646	(B)(C)	290,450

Gross profit	153,838	133,055	(37,207)		249,686
Operating expenses:
Sales and marketing	72,268	71,508	(1,698)	(B)(C)	142,078
Engineering and development	12,004	27,954	(3,092)	(D)	36,866
General and administrative	39,819	23,245	—		63,064

Total operating expense	124,091	122,707	(4,790)		242,008

Income from operations	29,747	10,348	(32,417)		7,678

Other income (expense):
Interest income	209	125	(125)	(F)	209
Interest expense	(28,332)	—	(53,416)	(A)	(81,748)
Other income (expense), net	5,440	(14)	—		5,426

Total other income (expense), net	(22,683)	111	(53,541)		(76,113)

Income (loss) before income taxes and equity earnings of unconsolidated entities	7,064	10,459	(85,958)		(68,435)
Income tax expense (benefit)	3,685	3,083	(28,667)	(G)	(21,899)

Income (loss) before equity earnings of unconsolidated entities	3,379	7,376	(57,291)		(46,536)
Equity loss of unconsolidated entities, net of tax	4,566	—	—		4,566

Net income (loss)	(1,187)	7,376	(57,291)		(51,102)
Net loss attributable to non-controlling interest	—	—	—		—

Net income (loss) attributable to Endurance International Group Holdings, Inc.	$(1,187)	$7,376	$(57,291)		$(51,102)

Notes to Unaudited Condensed Combined Pro Forma Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2015 and 2016 give effect to the Transactions as if they had occurred as of January 1, 2015. The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

We have accounted for the Acquisition using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired.

The pro forma adjustments described below were developed based on Endurance’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Constant Contact based on preliminary estimates of fair value. The final purchase price allocation may differ from what is currently reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized. Additionally, the Acquisition and related transaction costs were funded primarily by new debt consisting of the 10.875% Senior Notes due 2024 and borrowings under the Incremental First Lien Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities of Endurance and Constant Contact.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that may or may not result from the Acquisition.

As part of the definitive agreement pursuant to which we agreed to acquire all of the outstanding shares of common stock of Constant Contact (the “Merger Agreement”), we accelerated all or a portion of the vesting of certain Constant Contact equity awards. This acceleration resulted in a compensation charge of approximately $16.8 million recorded in the statement of operations of Endurance immediately following the Acquisition. Additionally, pursuant to and in accordance with the terms and conditions of the Merger Agreement, Endurance assumed certain unvested Constant Contact equity awards and converted them into equity awards in respect of common stock of Endurance. The value of these converted awards is estimated to be approximately $22.3 million. Approximately $5.4 million of this value has been attributed to the pre-Acquisition period, which has been accounted for as additional consideration to acquire Constant Contact. The balance of $16.9 million has been attributed to the post-Acquisition period and is being recorded as compensation expense over the future service period of each individual holding such an award. Included in these converted awards are awards valued at approximately $3.2 million which provide for full acceleration of vesting if the holder leaves Endurance other than for cause at any time before April 7, 2017.

Endurance historically has recorded all amortization expense related to acquired intangible assets as a cost of revenue, which differs from the historical treatment of these expenses by Constant Contact, which historically recorded amortization expense as either cost of revenue or sales and marketing expense. The unaudited combined condensed financial information reflects all amortization expense related to intangible assets as a cost of revenue.

Note 2—Preliminary Allocation of Merger Consideration

Pursuant to the Merger Agreement, we paid $32.00 per share, or $1,087.1 million, in cash, to acquire all outstanding equity interests of Constant Contact. In addition, we assumed certain Constant Contact unvested equity awards and converted them to equity awards in Endurance common stock. Approximately $5.4 million of the value of these awards are expected to be attributable to pre-Acquisition service, and that portion was treated as additional purchase consideration to acquire Constant Contact. As a result, the total purchase consideration paid to acquire Constant Contact was $1,092.6 million. Included in the purchase consideration is approximately $16.8 million related to the acceleration of vesting of certain Constant Contact equity awards which is being expensed by Endurance immediately following the closing of the Acquisition. The remaining purchase consideration of $1,075.8 million was allocated to the acquired assets and liabilities.

The following table summarizes the preliminary allocation of the assets acquired and liabilities assumed based on their fair values on the acquisition date:

Preliminary purchase price allocation
(in thousands)
Working capital	$(6,158)
Property, plant and equipment	40,699
Trademarks	52,000
Customer relationships	263,000
Developed technology	83,000
Goodwill	607,431
Deferred taxes	(129,199)
Deferred revenue	(25,170)

Total consideration, net of cash acquired	885,603
Cash acquired	190,170

Total purchase consideration	$1,075,773

The purchase price is preliminary and the purchase price will be final when the Company has completed the valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments.

Note 3—Sources and Uses, and New Debt

The Acquisition was financed primarily by new debt consisting of the notes offered hereby and borrowings under the Incremental First Lien Term Loan Facility, and to a lesser extent, cash, cash equivalents and short-term marketable securities acquired from Constant Contact. The tables below provide an estimate of the sources and uses as of the closing date:

Sources of proceeds
(in thousands)
Use of cash from Endurance and Constant Contact	$187,692
Endurance stock awards issued at closing	5,394
Incremental First Lien Term Loan Facility, net of original issue discounts	712,950
10.875% Senior Notes due 2024, net of original issue discounts	343,228

$1,249,264

Use of proceeds
(in thousands)
Acquisition of Constant Contact	$1,075,773
Repayment of outstanding advances on existing revolving credit facility	67,000
Transaction costs of Acquisition	37,327
Cash out of Constant Contact stock awards accelerated at closing	16,765
Deferred financing costs of new debt	52,399

$1,249,264

The Incremental First Lien Term Loan Facility requires us to repay approximately $3.7 million of principal per quarter, or $14.7 million per year.

Note 4—Pro Forma Adjustments

(A)	Adjustments to reflect the new debt, including interest rates as noted below:

	Amount	Rate	Interest
For the six months ended June 30, 2016:
Interest Expense on new debt:
(in thousands)
Incremental First Lien Term Loan Facility	$735,000	6.00%	$4,846
10.875% Senior Notes due 2024	350,000	10.88%	4,183
Revolving Credit Facility—unused commitment fee	165,000	0.50%	91
Increased interest on existing debt	1,026,375	1.48%	1,669
Interest savings on refinanced revolver balance			(692)
Amortization of deferred financing costs and original issue discount			1,258

			$11,355

	Amount	Rate	Interest
For the six months ended June 30, 2015:
Interest Expense on new debt:
(in thousands)
Incremental First Lien Term Loan Facility	$735,000	6.00%	$22,050
10.875% Senior Notes due 2024	350,000	10.88%	19,031
Revolving Credit Facility—unused commitment fee	165,000	0.50%	413
Increased interest on existing debt	1,031,625	1.48%	7,634
Interest savings on refinanced revolver balance			(1,437)
Amortization of deferred financing costs and original issue discount			5,725

			$53,416

Our existing debt agreement provides for increased interest rates when certain new debt arrangements exceed a specified interest rate. As a result of this provision, we incurred an increase of approximately 1.48% to the interest rates on our existing debt.

Deferred financing fees and original issue discounts are amortized to interest expense over the life of each respective instrument. We incurred a total of $52.7 million in deferred financing costs and $28.8 million of original issue discounts. Deferred financing fees are primarily comprised of underwriting fees.

(B)	Adjustments to reflect increases in amortization of intangible assets as noted below (amounts in thousands, except life):

	Cost	Life in Years	First Year Amortization
For the six months ended June 30, 2016:
Trademarks	$52,000	10	$868
Customer relationships	263,000	15	5,824
Developed technology	83,000	7	1,312
Eliminate historical amortization of Constant Contact—cost of revenue			(82)

Subtotal—adjustment to cost of sales			7,922
Eliminate historical amortization of Constant Contact—sales and marketing			(57)

Total adjustment to amortization			$7,865

	Cost	Life in Years	First Year Amortization
For the six months ended June 30, 2015:
Trademarks	$52,000	10	$3,952
Customer relationships	263,000	15	26,500
Developed technology	83,000	7	5,968
Eliminate historical amortization of Constant Contact—cost of revenue			(513)

Subtotal—adjustment to cost of sales			35,907
Eliminate historical amortization of Constant Contact—sales and marketing			(398)

Total adjustment to amortization			$35,509

(C)	Elimination of intercompany transactions from the statement of operations (in thousands):

Six months ended June 30, 2016:
Revenue	$(395)
Cost of revenue	57
Sales and marketing	338

Net impact	$—

Six months ended June 30, 2015:
Revenue	$(1,561)
Cost of revenue	261
Sales and marketing	1,300

Net impact	$—

(D)	Reduction in depreciation expense due to revaluation of property, plant and equipment.

(E)	Elimination of transaction expenses (in thousands):

Six months ended June 30, 2016
Endurance	$31,120
Constant Contact	17,281

$48,401

(F)	Reduction of investment income due to utilization of Constant Contact excess cash to fund a portion of the acquisition costs.

(G)	The pro forma tax adjustments reflect the benefits from income tax at the weighted average estimated statutory income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded.

Pro Forma Non-GAAP Financial Measures

Some of these pro forma figures do not represent “pro forma” amounts determined in accordance with the SEC’s rules and regulations, including Article 11 of Regulation S-X, and should not be taken to represent how Endurance would have performed on a historical basis had Constant Contact’s operations been included in the period presented, or how Endurance will perform in any future period. These non-GAAP financial measures, as well as the other information in these excerpts should be read in conjunction with our and Constant Contact’s financial statements appearing elsewhere in our Form 10-K and our Quarterly Report on Form 10-Q for the period ended June 30, 2016.

	Year Ended December 31,	Six Months Ended June 30,				Twelve Months Ended June 30, 2016
	2015	2015		2016
Financial and Pro Forma Metrics: (in thousands) (unaudited)
Pro forma revenue(1)	$1,105,317	$540,136		$568,519		$1,133,700
Pro forma net income (loss)(1)	$(107,800)	$(51,102)		$(5,590)		$(62,288)

Pro forma adjusted EBITDA(2)	$291,617	$134,401		$124,098		$281,314
Adjusted EBITDA for Ace Data Center(3)	$5,475	$3,650		$—		$1,825
Estimated annual run rate synergies(4)	$55,000	$27,500		$5,541		$33,041

Acquisition pro forma adjusted EBITDA(5)	$352,092	$165,551		$129,639		$316,180
Pro forma capital expenditures	$(63,619)	$(32,165)		$(25,000)		$(56,454)

Acquisition pro forma adjusted EBITDA less capital expenditures	$288,473	$133,386		$104,639		$259,726

Bank Adjusted EBITDA (6)	$401,637	$194,912		$191,942		$398,667
Net Leverage Ratio (7)	4.51		(9)		(9)	4.17
Fixed Charge Coverage Ratio (8)	2.45		(9)		(9)	2.41

(1)	See “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	Pro forma adjusted EBITDA is a non-GAAP financial measure that we define as pro forma net income (loss), excluding the impact of pro forma interest expense (net), pro forma income tax expense (benefit), pro forma depreciation, pro forma amortization of other intangible assets, pro forma stock-based compensation, pro forma restructuring expenses, pro forma transaction expenses and charges, pro forma (gain) loss of unconsolidated entities, and pro forma impairment of other long-lived assets. See “Unaudited Pro Forma Condensed Combined Financial Information.” The following table reflects a reconciliation of pro forma adjusted EBITDA to net income (loss) in accordance with GAAP:

Year Ended December 31, 2015

(in thousands)

(unaudited)

	Historical		Pro Forma Adjustments	Pro Forma Combined
	Endurance	Constant Contact
Net income (loss)	$(25,770)	$19,190	$(101,220)	$(107,800)
Interest expense (income), net (including impact of amortization of deferred financing costs)	58,414	(317)	105,898	163,995
Income tax expense (benefit)	11,342	7,998	(63,180)	(43,840)
Depreciation	34,010	23,313	(6,184)	51,139
Amortization of other intangible assets	91,057	1,583	71,256	163,896

Pro forma EBITDA	$169,053	$51,767	$6,570	$227,390

Stock-based compensation	29,925	18,040	—	47,965
Restructuring expenses	1,489	—	—	1,489
Transaction expenses and charges	9,582	2,561	(6,570)	5,573
Loss of unconsolidated entities	9,200	—	—	9,200
Impairment of other long-lived assets	—	—	—	—

Pro forma adjusted EBITDA	$219,249	$72,368	$0	$291,617

(Gain) loss on sale of assets	(155)	67	—	(88)
Integration expenses	14,773	—	—	14,773
Legal advisory expenses	1,349	—	—	1,349
Changes in deferred revenue	34,241	2,149	(14)	36,376
Impact of reduced fair value of deferred domain registration costs	(2,005)	—	—	(2,005)

Previous pro forma adjusted EBITDA	$267,452	$74,584	$(14)	$342,022

Six and Twelve Months Ended June 30, 2016

(in thousands)

(unaudited)

	Six Months Ended June 30, 2016				Twelve Months Ended June 30, 2016
	Historical
	Endurance	Constant Contact(a)	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Combined
Net income (loss)	$(19,349)	$(8,038)	$21,797	$(5,590)	$(62,288)
Interest expense, net (including impact of amortization of deferred financing costs and original issue discounts)	71,089	—	11,355	82,444	164,900
Income tax expense (benefit)	(113,833)	(6,023)	8,062	(111,794)	(133,735)
Depreciation	29,932	2,721	(680)	31,973	58,805
Amortization of other intangible assets	67,697	138	7,867	75,702	159,745

Pro forma EBITDA	$35,536	$(11,202)	$48,401	$72,735	$187,427

Stock-based compensation	33,412	1,809	—	35,221	63,750
Restructuring expenses	17,265	—	—	17,265	18,754
Transaction expenses and charges	32,098	17,281	(48,401)	978	3,410
Loss of unconsolidated entities	(10,386)	—	—	(10,386)	(312)
Impairment of other long-lived assets	8,285	—	—	8,285	8,285

Pro forma adjusted EBITDA	$116,210	$7,888	$—	$124,098	$281,314

(Gain) loss on sale of assets	(225)	(1,184)	—	(1,409)	(1,547)
Integration expenses	7,400	—	—	7,400	18,430
Legal advisory expenses	3,000	256	—	3,256	3,550
Changes in deferred revenue	55,047	611	—	55,658	67,251
Impact of reduced fair value of deferred domain registration costs	(549)	—	—	(549)	(1,351)

Previous pro forma adjusted EBITDA	$180,883	$7,571	$—	$188,454	$367,647

(a)	Historical consolidated financial information of Constant Contact presented for the period from January 1, 2016 through the acquisition date, February 9, 2016.

Six Months Ended June 30, 2015

(in thousands)

(unaudited)

	Historical
	Endurance	Constant Contact	Pro Forma Adjustments	Pro Forma Combined
Net income (loss)	$(1,187)	$7,376	$(57,291)	$(51,102)
Interest expense, net (including impact of amortization of deferred financing costs)	28,123	(125)	53,541	81,539
Income tax expense (benefit)	3,685	3,083	(28,667)	(21,899)
Depreciation	16,095	11,304	(3,092)	24,307
Amortization of other intangible assets	43,433	911	35,509	79,853

Pro forma EBITDA	$90,149	$22,549	$—	$112,698

Stock-based compensation	10,510	8,926	—	19,436
Restructuring expenses	—	—	—	—
Transaction expenses and charges	3,141	—	—	3,141
Loss of unconsolidated entities	(874)	—	—	(874)

Pro forma adjusted EBITDA	$102,926	$31,475	$—	$134,401

(Gain) loss on sale of assets	36	14	—	50
Integration expenses	3,743	—	—	3,743
Legal advisory expenses	1,055	—	—	1,055
Changes in deferred revenue	22,564	2,254	(35)	24,783
Impact of reduced fair value of deferred domain registration costs	(1,203)	—	—	(1,203)

Previous pro forma adjusted EBITDA	$129,121	$33,743	$(35)	$162,829

(3)	In September 2015, we acquired substantially all of the assets of Ace Data Centers, Inc., or Ace DC, and all of the ownership interests in Ace Holdings, LLC, or ACE Holdings, for an aggregate purchase price of $74.0 million, of which $44.4 million was paid in cash at the closing. Ace DC was the manager of our data center, while Ace Holdings owned the real property, improvements and building at and on which the data center is located, including certain non-systems equipment and personal property. Adjusted EBITDA for Ace Data Center reflects the run-rate adjusted EBITDA of Ace DC, using our current definition of adjusted EBITDA. Based on the definition of adjusted EBITDA in effect prior to the second quarter of 2016, adjusted EBITDA for Ace Data Center would have been $5.5 million for the year ended December 31, 2015, and $3.7 million and $0.0 million for the six months ended June 30, 2015 and 2016, respectively.
(4)	Represents estimated combined annual run-rate transaction synergies expected to be fully realized by the end of 2016. The cost savings are expected to result primarily from enhanced operational and financial scale. We cannot assure you that any or all of these synergies will be achieved. See “Risk Factors—Risks Related to Our Business and Our Industry—The Acquisition of Constant Contact and our other recent or potential future acquisitions may not achieve the intended benefits or may disrupt our current plans and operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 8, 2016.
(5)	Acquisition pro forma adjusted EBITDA is a non-GAAP financial measure that we define as pro forma adjusted EBITDA plus estimated annual run-rate synergies and the run-rate adjusted EBITDA of Ace DC. Based on the definition of adjusted EBITDA in effect prior to the second quarter of 2016, acquisition pro forma adjusted EBITDA would have been $402.5 million for the year ended December 31, 2015 and $194.0 million and $194.0 million for the six months ended June 30, 2015 and 2016, respectively.
(6)	We calculate Bank Adjusted EBITDA based on the definition of Consolidated EBITDA set forth in our credit agreement. See our credit agreement, which is filed as exhibit 10.31 to our Form 10-K, for the complete definition. The following table reflects a reconciliation of Bank Adjusted EBITDA to net income (loss) in accordance with GAAP:

	Year Ended December 31,	Six Months Ended June 30,		Twelve Months Ended June 30,
	2015	2015	2016	2016
(in thousands) (unaudited)
Net income (loss)	$(25,770)	$(1,187)	$(19,349)	$(43,932)
Interest expense	58,828	28,332	71,365	101,861
Income tax expense (benefit)	11,342	3,685	(113,833)	(106,176)
Depreciation	34,010	16,095	29,932	47,847
Amortization of other intangible assets	91,057	43,433	67,697	115,321
Stock-based compensation	29,925	10,510	33,412	52,827
Integration and restructuring costs	16,262	3,743	24,665	37,184
Transaction expenses and charges	9,582	3,141	32,098	38,539
(Gain) loss of unconsolidated entities	9,200	(874)	(10,386)	(312)
Impairment of long-lived assets	—	—	8,285	8,285
(Gain) loss on assets, not ordinary course	(191)	—	—	(191)
Legal advisory expenses	1,349	1,055	3,000	3,294
Billed revenue to GAAP revenue adjustment	33,786	22,706	54,890	65,970
Domain registration cost cash to GAAP adjustment	(7,995)	(5,249)	(3,304)	(6,050)
Currency translation	99	64	358	393
Adjustment for acquisitions on a pro forma basis	140,153	69,458	13,112	83,807

Bank Adjusted EBITDA	$401,637	$194,912	$191,942	$398,667

(7)	We calculate our Net Leverage Ratio based on the definition set forth in our credit agreement. This measure presents the ratio of our senior secured indebtedness as specified in the credit agreement to our Bank Adjusted EBITDA for the last four consecutive fiscal quarters for which financial statements have been delivered under the credit agreement. See our credit agreement, which is filed as exhibit 10.31 to our Form 10-K, for the complete definition. The credit agreement provides that we may request incremental term loans or revolving credit commitments if, among other things, the Net Leverage Ratio on a pro forma basis would not be greater than 4.50:1.00.
(8)	We calculate our Fixed Charge Coverage Ratio based on the definition set forth in our credit agreement. This measure presents the ratio of Bank Adjusted EBITDA to the fixed charges specified in the credit agreement for the last four consecutive fiscal quarters for which financial statements have been delivered under the credit agreement. See our credit agreement, which is filed as exhibit 10.31 to our Form 10-K, for the complete definition. The credit agreement provides that we may incur the indebtedness specified in the credit agreement if, among other things, the Fixed Charge Coverage Ratio on a pro forma basis would not be less than 2.00 to 1.00.
(9)	Because the Net Leverage Ratio and Fixed Charge Coverage Ratio measures present ratios of figures over four consecutive fiscal quarters, we do not believe it would be meaningful to investors to present these measures for the six months ended June 30, 2015 and 2016.

Summary Historical Consolidated Financial Data of Constant Contact

	Year Ended December 31,
	2013	2014	2015
Other Operating Data and Financial Metrics:
End of period number of unique customers(1)	595,000	635,000		(2)
Adjusted EBITDA (in thousands)(3)	$45,217	$60,615	$72,368
Capital expenditures (in thousands)(4)	$(18,891)	$(24,347)	$(27,554)

Adjusted EBITDA less capital expenditures (in thousands)	$26,326	$36,268	$44,814

(1)	Unique customers are rounded to the nearest 5,000. Constant Contact defined unique customers as customers of all of its products and services, inclusive of both subscription and transaction-based products. Transactional customers are included in the customer count for the period if they transacted within the prior 12-month period. A customer of multiple products and services is counted as one unique customer.
(2)	Data not available for the year ended December 31, 2015.
(3)	The following table reflects the reconciliation of Constant Contact’s adjusted EBITDA to Constant Contact’s net income calculated using our methodology for determining adjusted EBITDA, as we now present it, and under our previous definition:

	Year Ended December 31,
	2013	2014	2015
(in thousands)
Net income	$7,214	$14,315	$19,190
Income tax expense	1,256	5,802	7,998
Interest income and other (income) expense, net	(175)	(316)	(317)
Transaction expenses and charges	—	—	2,561
Depreciation and amortization	22,191	24,164	24,896
Stock-based compensation expense	14,731	16,650	18,040
Contingent consideration adjustment	—	—	—

Constant Contact Adjusted EBITDA	$45,217	$60,615	$72,368

Loss on sale of assets and other	—	—	67
Changes in deferred revenue	2,556	2,582	2,149
Litigation contingency accrual	820	—	—

Previous Constant Contact Adjusted EBITDA	$48,593	$63,197	$74,584

(4)	Amounts represent investments in property, plant and equipment plus principal payments on capital lease obligations per the statement of cash flows.